[SUBURBAN PROPANE LOGO]                                             NEWS RELEASE
                                                       Contact: Robert M. Plante
                                        Vice President & Chief Financial Officer
                                           P.O. Box 206, Whippany, NJ 07981-0206
                                                             Phone: 973-503-9252

FOR IMMEDIATE RELEASE

               SUBURBAN PROPANE PARTNERS, L.P. CLOSES SENIOR NOTE
                            REFINANCING TRANSACTIONS

WHIPPANY, NEW JERSEY, MARCH 31, 2005 -- Suburban Propane Partners, L.P. (NYSE:
SPH) (the "Partnership"), a marketer of propane gas, fuel oil and related products and services nationwide, today announced that it closed its previously announced refinancing (the "Refinancing") of $297.5 million outstanding aggregate principal amount of 7.54% senior notes due 2011 and $42.5 million outstanding aggregate principal amount of 7.37% senior notes due 2012 (the
"Redeemed Notes") issued by Suburban Propane, L.P. (the "Operating
Partnership"). The Partnership received proceeds of approximately $248 million, net of a discount on sale, from the issuance of $250 million aggregate principal amount of 6.875% senior notes due 2013 (the "Senior Notes") which were issued as additional notes under the Partnership's existing indenture. In addition, the
Operating Partnership borrowed $125 million under the previously announced amendment to its existing bank credit facility (the "Amendment").

The total proceeds of approximately $371 million, net of commissions and bank fees, together with cash of approximately $7.3 million, were used to prepay the
Redeemed Notes, including a prepayment premium of approximately $31.9 million and interest accrued on the Redeemed Notes of approximately $6.4 million from the last interest payment date through the date of redemption.

The Redeemed Notes required an annual principal repayment of $42.5 million through 2012. The Refinancing replaces the annual cash requirement for principal amortization with the $125 million five-year term loan facility provided under the Amendment and the $250 million of Senior Notes, significantly extending the
Partnership's debt maturities and eliminating refinancing risk associated with the amortization of the Redeemed Notes. The Refinancing is expected to reduce the Partnership's annual interest expense for at least the next five years. The
Partnership will record a one-time charge of approximately $36.1 million during the third quarter of fiscal 2005 as a result of the Refinancing to reflect the loss on debt extinguishment associated with the prepayment premium and the write-off of $4.2 million of unamortized bond issuance costs associated with the
Redeemed Notes.

In announcing the closing of the Refinancing, Vice President and Chief Financial
Officer Robert M. Plante said, "The recent historically low interest rate environment has provided us a unique opportunity to further improve our leverage profile by significantly extending our debt maturities, while at the same time reducing our annual interest expense and eliminating certain restrictive covenants. We are very pleased with the results of this refinancing and the support received from our lenders and senior note investors."

                                   -- more --

The Senior Notes issued in this offering have not been registered under the
Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes nor shall there be any sale of Senior Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey,
Suburban has been continuously engaged in the retail propane business since
1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than
370 customer service centers in 30 states.

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